For Immediate Release

Contact: Don Cameron 403-265-3500 dcameron@skypete.com

Sky Petroleum Announces Closing $11.0 Million Financing
 Prior $8.4 Million Private Placement Closed; All Outstanding Debt Fully Paid

AUSTIN, Texas, Sep. 22, 2005 — Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas exploration company, announced today it completed a placement of 3,055,556 shares of Series A Preferred Stock (the “Preferred Stock”) at a price of $3.60 per share for aggregate gross proceeds of approximately $11,000,000. Each share of Preferred Stock is initially convertible at the Conversion Ratio into four shares of the common stock of the company at the option of the holder. At any time, if the closing bid price for the company’s common stock exceeds $3.00 during any five consecutive trading days, Sky Petroleum may, at its sole option, convert the Preferred Stock to common stock at the Conversion Ratio. The holders of the Preferred Stock are entitled to elect one director to Sky Petroleum’s board of directors and shall vote on all other matters on an “as-converted” into common stock basis.

The company previously announced on Sep. 2, 2005, a private placement of 10,557,865 shares of common stock at $0.80 per share for gross proceeds of $8.4 million.

“We are very pleased that we have successfully closed this preferred stock offering as well as the oversubscribed private placement financing as we believe it demonstrates the strength and potential of this venture,” said Don Cameron, chief executive officer at Sky Petroleum, Inc.” To date we have raised approximately $22 million and we are currently exploring financing opportunities to raise additional capital to complete our funding for the Mubarek project.”

The company earlier announced it had received bridge loans totaling $4.15 million, evidenced by demand notes, to fund a portion of the financial commitments of Sky Petroleum’s wholly-owned subsidiary, Sastaro Limited (“Sastaro”) pursuant to the Participation Agreement, dated May 18, 2005, between Sastaro and Buttes Gas and Oil Co. International Inc. (“BGOI”), a wholly-owned subsidiary of Crescent Petroleum Company International Limited (“Crescent”), through which Sastaro will participate in an off-shore oil and gas project in the United Arab Emirates. Holders of $2.95 million of the demand notes converted the principal and interest on the notes into common stock and the remaining notes were fully paid from the proceeds of the common stock private placement. As a result of these transactions the company has no outstanding demand notes.

The alliance with BGOI and Crescent unites Sky Petroleum with one of the United Arab Emirates most established and successful, integrated low-cost operators with over 30 years of extensive experience in the region. As established operators in the Mubarek oil and gas field for over three decades, BGOI and Crescent bring extensive knowledge of the geological formations and reservoir potential of the Mubarek Field.

Mubarek Development Project
The first commercial oil was produced in the mid 1970‘s in the Mubarek Field, marking the beginning of over three decades of continuous production. The total estimated cumulative recovery to date exceeds 100 million barrels of oil. Sky Petroleum believes that this represents approximately 30% of the estimated original oil in place (STOIIP) of 275 million barrels and that there are significant additional reserves that may be produced by the new infill well program. The Mubarek Field production facilities have the capacity to process 60,000 barrels of oil per day. The company expects the first phase of a proposed two phase infill drilling program into the Ilam/Mishrif reservoir situated within the Mubarek Field to commence in early 2006.

About Sky Petroleum
Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration and development company. Sky Petroleum’s primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor
The securities offered by the company have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Sky Petroleum’s ability to raise additional capital to fund its commitments under the Participation Agreement, the success of the proposed infill drilling programs, Sky Petroleum’s ability to access opportunities, the contemplated continued production at the Mubarek Field, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum’s intended plan.